Exhibit 10.2.1
FIRST AMENDMENT TO THE SEMCO ENERGY, INC.
DEFERRED COMPENSATION AND STOCK PURCHASE PLAN
FOR NON-EMPLOYEE DIRECTORS

THIS FIRST AMENDMENT is made as of this 18th day of October, 2005, by SEMCO ENERGY, INC. (the “Company”), a corporation organized and existing under the laws of the State of Michigan.

W I T N E S S E T H:

WHEREAS, the Company maintains the SEMCO Energy, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the “Plan”), which was last amended and restated as of December 13, 2002;

WHEREAS, the Company desires to amend the Plan effective as of January 1, 2005 solely to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, pursuant to Q&A 18(a) of Notice 2005-1, such amendment does not constitute a material modification of the Plan for purposes of Code Section 409A and thus any deferrals made prior to January 1, 2005 are grandfathered and not subject to Code Section 409A.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2005, as follows:

1.  By deleting the first sentence of the third paragraph of Article II in its entirety and substituting therefor the following:

“Separate deferral elections, investment elections, and distribution elections must be made for each calendar year in which a Director chooses to defer compensation.”

2.  By deleting the existing Article VII in its entirety and substituting therefor the following:

“ARTICLE VII
Distributions

Common shares shall be distributed in certificate form if such shares are restricted pursuant to Rule 144 or if a certificate is requested. If such shares are not restricted pursuant to Rule 144, they may be distributed in book entry form into an existing or newly created account with the Company’s transfer agent. If the distribution is in certificate form, any fractional share shall be paid out at the price that would be paid for such fractional share pursuant to a DRIP withdrawal effected on that date.

The Company shall have the right to withhold from any payment an amount sufficient to satisfy any federal, state or local tax withholding requirements in connection with such payment or any other payment previously made to, or for the benefit of, Director (whether effected pursuant to this Agreement or otherwise).

The Director may elect to receive amounts in the Account attributable to That Year's Deferred Compensation in a Lump Sum or via a Graduated Payout of a varying Distribution Amount as described below. Each payment will be made within a 30-day period ("Payment Period") after the date the amount becomes payable, in accordance with such election.

If in a Lump Sum payable:
(i)	the date the Director separates from service as a Director of the Company or any business entity controlling, controlled by or under common control with the Company ("Separation from Service Date").

OR

(ii)	January 1 of any specified year.

OR

(iii)	the earlier of either of (i) or (ii) above.

If in a Graduated Payout:
(i)	In 3 annual payments as follows:
a. one-third as of Separation From Service Date;
b. one-half of remaining balance as of the one-year anniversary of Separation From Service Date; and
c. the balance as of the two-year anniversary of Separation From Service Date.

OR

(ii)	In 5 annual payments as follows:
a. one-fifth as of Separation From Service Date;
b. one-fourth of remaining balance as of the one-year anniversary of Separation From Service Date;
c. one-third of remaining balance as of the two-year anniversary of Separation From Service Date;
d. one-half of remaining balance as of the three-year anniversary of Separation From Service Date; and
e. the balance as of the four-year anniversary of Separation From Service Date.

If a Graduated Payout is chosen, and the Director has both an interest-bearing account and a Common Stock account with respect to That Year’s Deferred Compensation, distributions will be effected pro-rata based on the sub-accounts' values as of the beginning of the Payment Period (or, if no value is easily determinable for such date, as of the most recent date prior thereto for which a value is easily determinable).

Once an election pursuant to this Article VII is made for That Year's Deferred Compensation, it can only be changed if all the following conditions are met:
(i)	the Administrator consents in writing;
(ii)	the change will not take effect until at least twelve (12) months after the date the new election is made;
(iii)	the change is made at least twelve (12) months before the date of the first scheduled payment of That Year's Deferred Compensation;
(iv)	the effect of the change is to delay distribution, provided that the new election must delay distribution at least five (5) years from the date such distribution otherwise would have been made.

If the Director dies prior to any given Payment Period, payment of the amount relating to that Payment Period shall be made to the primary beneficiary. However, if the primary beneficiary dies prior to any given Payment Period, payment of the amount relating to that Payment Period shall be made, to the alternate beneficiary. If any payee is alive at the beginning of the Payment Period and dies prior to distribution of the amount relating to that Payment Period, such amount shall be paid to such payee's estate.

If the Director and all beneficiaries have died prior to any Payment Period with respect to any That Year’s Deferred Compensation, the entire balance attributable to That Year’s Deferred Compensation will be paid in a lump sum as soon as administratively practicable to the estate of the last surviving payee.

The Director may change beneficiaries at any time by submitting written notice to the Administrator.”

3.  By deleting the second paragraph of Article XI in its entirety and substituting therefor the following:

“The Board may terminate the Plan (or any aspect of the Plan) at any time. Upon termination, Directors shall be paid the balance in their Accounts in accordance with their most current elections under the Plan.”

4.  By adding the following to the end of Article XII:

“It is intended that any distribution which is provided pursuant to or in connection with the Plan which is considered to be non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

SEMCO ENERGY, INC.

By:	/s/ Lance Smotherman

Title: Vice President of H. R.

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